Exhibit 10.11

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

AMENDMENT NO. 4 TO CONTRACT NO. GINC-C-06-300

BY AND BETWEEN

GLOBALSTAR, INC. AND THALES ALENIA SPACE FRANCE

This Amendment No. 4 to the Contract signed on 30 November 2006 referenced GINC-C-06-0300 is made between Thales Alenia Space France, a Company organised and existing under the laws of France, having its registered office at 26 avenue Jean Francois Champollion 31100 Toulouse — FRANCE (“Contractor”) and Globalstar, Inc., a Delaware corporation with offices at 461 South Milpitas Blvd., Milpitas, California 95035, U.S.A. (“Purchaser”).

The Purchaser and the Contractor being hereinafter individually referred to as a “Party” or collectively as the “Parties”.

Recitals

Whereas, the Parties have agreed to certain changes to the Contract which have been introduced up to and including the implementation of (i) the activities for “Early Delivery SC2 + 2BIS (Satellite AIT cycle optimization combined with On-Board software validation cycle reduction)” as described in the ATP Ref PJR1207-001 signed on 8th January, 2008 between the Parties; and (ii) the activities linked to “Satellite Mass Simulator” as described in the ATP Ref PJR0208-001 signed on 8th February, 2008 between the Parties; and (iii) the activities linked to implementation of “Latch Valve OFF Command” as described in the ATP Ref PJR0608-001 signed on 5th June, 2008 between the Parties; and

Whereas, the Parties have signed a Memorandum of Understanding (“MOU”) on the purpose to document their mutual agreements and intentions with respect to Contract Payments and Escrow Account Deposit Requirement under Globalstar Second Generation Contract Number GINC-C-06-0300 (“Contract”); and

Whereas, in parallel to Amendment No. 4, the Parties will issue and sign Amendment No. 1 to the Escrow Agreement and Amendment No. 1 to the Pledge Agreement to update them according to the modifications agreed in the present Amendment No. 4; and

Whereas, the Parties hereby agree to modify certain provisions of the Contract and its Exhibits and Appendixes as a result of such changes and the MOU.

1

THEREFORE, THE PARTIES AGREE TO THE FOLLOWING:

The following provisions of the Contract are replaced or amended as follows:

1.1          Article 1.  Definitions is augmented by the following:

“Required Delivery Date” shall mean each date of PSR required for the different Batches under this Contract as set forth in the Table in Article 18(B).

“Early Delivery ED2” shall mean the scenario of Batch early delivery which may be achieved under Phase 2 as set forth in Early Delivery ED2 Scope of Work ref 200331862W Issue 01.

“Early Delivery Incentives” shall mean the amount of incentives to be paid by the Purchaser to the Contractor in case some Schedule Saving is achieved by the Contractor in the frame of Early Delivery ED2 Scope of Work implementation.

“Launch ED2 Objective Dates” shall mean target dates for Batch Launch as set forth in Early Delivery ED2 Scope of Work ref 200331862W Issue 01.

“Launch ED2 Schedule Saving” shall mean the actual number of days of advanced launch for each Batch calculated by taking into account the difference between Nominal Schedule Launch Date and actual Launch Date for each Batch.

“Nominal Schedule Launch Dates” shall mean dates of launch foreseen for the different Batches under this Contract as set forth in the Table in Article 26(B).

“PSR ED2 Objective Dates” shall mean PSR target dates for the different Batches as set forth in Early Delivery ED2 Scope of Work ref 200331862W Issue 01.

“PSR ED2 Schedule Saving” shall mean the actual number of days of advanced delivery for the last satellite of each Batch calculated by taking into account the difference between the Delivery Date and the actual date PSR ED2 is achieved for the last satellite of each Batch.

1.2          Paragraphs A, B and C of Article 2. Scope and Exhibits are replaced by the following:

(A)          Contractor shall provide the necessary personnel, material, services and facilities to perform the Work in accordance with the provisions of this Contract, including the Exhibits and Appendices listed below, which are attached hereto or incorporated by reference and made a part hereof, and to made delivery to Purchaser in accordance with the Delivery Schedule as provided in Article 6.

Exhibit A

GBS2 Space Segment Globalstar Statement of Work
Ref GS-06-1130 dated October 1, 2006 — Issue 01 amended by Early Delivery ED2 Scope of Work Ref 2003 318 62 W Issue 01; amended by Satellite Mass Simulator Change Proposal Ref 200329592G Revl and

2

amended by Latch Valve OFF Command Change Proposal Ref TAS-08-DCI-37.
Exhibit B	Globalstar II LEO Satellite Performance Specification Ref 200221417A issue 5
Exhibit C	Satellite Program Test Plan Ref 200221933 issue 4
Exhibit D	Globalstar 2 Product Assurance Plan Ref 2002170675 S, Version 03 dated November 24, 2006
Exhibit E	Globalstar Dynamic Satellite Simulator Requirements Specification Ref 3474-05-0023 Rev 1_V2, dated November 20, 2006
Exhibit F	Payment Plans
Exhibit G	Form of Escrow Agreement
Exhibit H	Bonus Payments Criteria (EBITDA and satisfactory operation)
Exhibit I	Globalstar Patent Portfolio

Appendix 1	Mutual Nondisclosure Agreement between Globalstar, Inc. and Alcatel Alenia Space France, dated November 2nd 2006
Appendix 2	Technical Assistance Agreement (DTC Case TA 3474-05) and subsequent amendments
Appendix 3	Technical Assistance Agreements for Launch Services (DTC Case TA 0645-07) and subsequent amendments

(B)           In case of any inconsistencies among the articles of this Contract and any of the Exhibits, the following order of precedence shall apply:

Appendix 2

Terms and Conditions of Contract

All other Appendices

Exhibit F	Payment Plans
Exhibit A

GBS2 Space Segment Globalstar Statement of Work
Ref GS-06-1130 dated October 1, 2006 — Issue 01 amended by Early Delivery ED2 Scope of Work Ref 2003 318 62 W Issue 01; amended by Satellite Mass Simulator Change Proposal Ref 200329592G Revl and amended by Latch Valve OFF Command Change Proposal Ref TAS-08-DCI-37.

Exhibit B	Globalstar II LEO Satellite Performance Specification Ref 200221417A issue 5
Exhibit C	Satellite Program Test Plan Ref 200221933 issue 4
Exhibit D	Globalstar 2 Product Assurance Plan Ref 2002170675 S, Version 03 dated November 24, 2006
Exhibit E	Globalstar Dynamic Satellite Simulator Requirements Specification Ref 3474-05-0023 Rev 1_V2, dated November 20, 2006
Exhibit G	Form of Escrow Agreement
Exhibit H	Bonus Payments Criteria (EBITDA and satisfactory operation)

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Exhibit I	Globalstar Patent Portfolio

(C)           The scope of this Contract is the design, production, testing, and delivery of the equipment and services, as summarized in this Article 2(C), and represents a firm commitment by Contractor and a firm order by Purchaser for all equipment and services.  The following constitute the Deliverable Items:

(i)            Forty eight (48) low earth-orbiting communications Spacecraft, one of which shall be a PFM.  The Spacecraft shall be manufactured to meet all requirements of this Contract (including Exhibits A and B), tested in accordance with Exhibit C, delivered and processed at the selected Launch Site, or delivered to storage at Purchaser’s direction, in accordance with Article 29.

(ii)           Two (2) DSSs, as described in Exhibit E.

(iii)          Launch Support Services for the Spacecraft, including launch vehicle integration, as generally described in section 3.4 of Exhibit A.

(iv)          Mission Operations Support Services (including training of Purchaser’s personnel and in-orbit testing of the Spacecraft), as described in section 3.5 of Exhibit A.

(v)           Anomaly Support as described in section 3.5.4 of Exhibit A.

(vi)          Documentation as described in section 4 of Exhibit A.

(vii)         Satellite OBPE Software for the Spacecraft as described in section 3.1 of Exhibit A.

(viii)        On-board propellant for each Spacecraft.

(ix)           One (1) Satellite Mass Simulator as described in Change Proposal Ref 200329592G Rev1

1.3          Article 4.  Total Price is entirely replaced by the following:

(A)          Purchaser shall pay to Contractor for the Work to be performed the Total Price as set forth in the Table below in accordance with the payment plans as set forth in Exhibit F, as such Total Price may be adjusted in accordance with the provisions of this Contract.

The Total Price shall be deemed to include all transportation and insurance charges for delivery of each Deliverable Item as set forth in Article 6 and Exhibit A.

4

Item	Description	Price in Euro for Regular Delivery
1	Spacecraft for Phase I and Phase II	359,167,731	*
2	Spacecraft for Phase 3	268,046,761
3	Launch Support Services and MOSS	40,185,471
4	OBPE Software Access	350,000
	Total Price	667,749,963

(*) Pricing Details:

Original Contract Amount	351,953,549
Power Increase	[*]
Early Delivery SC1 + 1BIS	[*]
Credit for Phase A Study under Services Agreement	[*]
Early Delivery SC2 + 2BIS	[*]
One (1) Satellite Mass Simulator	[*]
Latch Valve OFF Command	[*]

(B)           In addition to the Total Price that Purchaser shall pay in accordance with Article 4(A), Purchaser shall also be responsible for paying all custom duties; VAT, import taxes, sales taxes or charges, taxes, fees or duties of similar nature whatsoever levied in the U.S.A. or any political division thereof of in the country where the Launch Site is located or the services under this Contract are performed (except for services rendered in France or Italy or by the Subcontractors in their countries) or in the country where the Spacecraft is place in storage as set forth in Article 29.  Such payments will be made by Purchaser in compliance with the regulations in force at that time and will not be deducted from any payment of price called for pursuant to Article 4(A) of this Contract.  Purchaser shall reimburse Contractor for any payment to be made by Purchaser pursuant to this Article 4(B) but made by Contractor within thirty (30) Days of receipt by Purchaser of the electronic invoice with all relevant documentation evidencing liability for and payment of such tax, fees or duties.

(C)           All payments by Purchaser pursuant to this Contract shall be made without deduction or offset of any income taxes, withholding or similar taxes, if any, of any nature whatsoever levied by Purchaser’s country, any political division thereof or any other country where the Work is performed or by the country from which payment is made, unless Purchaser shall be compelled to make such deduction by government regulation, in which case Purchaser shall pay, within thirty (30) Days of receipt by Purchaser of the relating electronic invoice, any additional amount nec3essary in order that the net amount of payments received by the Contractor shall be equal to the amount of payments agreed to be paid pursuant to this Contract.

(D)          Contractor shall be entirely responsible for all present and future taxes, levies and duties whatsoever imposed under this Contract in (i) France and (ii) any of the Subcontractors’ countries (including Italy), to the extent relating to the performance of the Work, which taxes shall be paid by the Contractor or the Subcontractors when they become due.

5

1.4          Table 1 of Article 5. Bonus Payments is replaced by the following:

Table 1 Minimum Number of Operating Satellites In a Given Year for Regular Delivery Schedule

Regular Delivery
2011
2012
2013	46
2014	46
2015	46
2016	45
2017	45
2018	44
2019	44
2020	43
2021	43
2022	42
2023	42
2024	41
2025	40
2026	12
2027	4

1.5          Article 6. Delivery and Delivery Schedule is entirely replaced by the following wording:

(A)          The Delivery Schedule is identified in the Table below. Delivery of a Spacecraft (other than Spacecraft delivered for storage as directed by Purchaser in accordance with Article 29) shall be deemed to have occurred at Pre-Shipment Review.  Delivery of a DSS shall be deemed to have occurred upon completion of the Simulator Completion Review.  Delivery of Satellite Mass Simulator shall be deemed to have occurred upon Mass Simulator Delivery Review Board.

Item	Description	Delivery Date or Date of Performance	Delivery Place
1	Spacecraft	Per Exhibit F	Contractor’s facilities
2	Satellite Propellant	Per Exhibit A	Per Article 6(C)
3	DSS	Per Exhibit A	Milpilas, CA
El Dorado Hills, CA
4	Satellite OBPE Software	Per Exhibit A	Milpilas, CA
5	Launch Support Services	Per Exhibit A	Launch Site
6	MCSS	Per Exhibit A	Milpilas, CA
7	Documentation	Per Exhibit A	Milpilas, CA
8	Satellite Mass Simulation(*)	March 01, 2009	France, Arianespace (Bordeaux)

(*)           At the end of the tests, the Purchaser shall ship back to Contractor’s facility in Cannes the satellite mass simulator with its container for destruction purposes.  The satellite mass simulator will therefore be delivered on a temporary basis.  Cost for the shipping back to Cannes shall be paid by the Contractor.

(B)           The delivery dates for Spacecraft to be delivered under Phase 3 shall be made pursuant to the Regular Delivery as set forth in Exhibit F and the payment plan shall be the one corresponding to the Regular Delivery as set forth in Exhibit F.

(C)           Each Spacecraft which is Available for Shipment shall be transported along with associated Ground Support Equipment at Contractor’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the airport nearest to the Launch Site selected for the launch of the respective Spacecraft, unless Purchaser directs Contractor to deliver the Spacecraft to storage in accordance with Article 29.

The propellant shall be transported at Contractor’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the harbour agreed with the Launch Service Provider.  The Launch Service Provider shall be responsible at its own costs to transport (i) the Spacecraft from the airport to the Launch Site, (ii) the propellant from the harbour to the Launch Site, and (iii) the Satellites and the propellant within the Launch Site.

If the Spacecraft requires repair after delivery to the Launch Site, all transportation from the Launch Site to the repair facility and back shall be a the expense of Contractor.  Contractor shall be responsible at its risk and expense for removing or disposing all of its Ground Support Equipment and remaining Satellite propellant, if any, used on or brought to the Launch Site from the Launch Site after completion of launches.

The DSSs, the Satellite OBPE Software and the Satellite Mass Simulator shall be transported at Contractor’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the required destination as specified in the Table above.

(D)          The Contractor shall promptly notify Purchaser in writing of any event which may delay or prevent the performance by Contractor of any of its obligations under this Contract.

1.6          Article 7.  Payment is entirely replaced by the following wording:

(A)          Payment terms shall be in accordance with this Article 7 and Exhibit F to this Contract.  Purchaser shall pay all invoices within thirty (30) Days after the date or receipt of an emailed invoice confirmed electronically.  Purchaser shall have the right to draw down of the Escrow Fund to make payments if the Balance of the Escrow Fund is greater that the Deposit Requirement for the then current Quarter.

(i)            Starting January 1, 2007 and until the Contract is paid in full, Contractor shall on the first Day of each quarter provide Purchaser with one (1) original of the invoice for the total amount of payments due during that quarter, including both calendar payments and payments for Milestone Events, in accordance with Exhibit F.  So there is no misunderstanding, the Parties agree that the invoice for and payment of the first payment (fourth quarter of 2006) shall be handled as set forth in Article 32.

(ii)           Beginning with the quarter that starts April 1, 2007, Contractor shall deliver to Purchaser, along with each quarterly invoice, supporting documentation confirming completion of the Milestone Events which were to have been achieved during the quarter prior to the quarter in which the invoice is delivered.

(iii)          Notwithstanding paragraph (i) and (ii) above, beginning with the period that starts July 1, 2008 and ending December 31st, 2009, Contractor shall invoice Purchaser monthly payments in accordance with Exhibit F.  Contractor shall provide supporting documentation confirming completion of Milestone Events which were to have been achieved during the previous quarter with first monthly invoice of the following quarter.

(B)           Should Contractor fail to achieve during a given quarter one or more Milestone Events for which payment has already been made, then Contractor shall deduct the amount relating to each such unachieved Milestone Event from the invoice Contractor delivers at the beginning of the following quarter.

Except as set forth in he preceding sentence, any delay in the achievement of a particular Milestone Event will have no impact on the amount invoiced at the beginning of the subsequent quarter.  Any amount deducted in accordance with this Article 7(B) will be re-invoiced with supporting documentation submitted with the invoice for the quarter following completion of such Milestone Event, and Purchaser shall make payment to Contractor in accordance with such invoice after such completion.

(i)            If after five (5) Business Days from the date of receipt of an invoice, Purchaser has not notified Contractor of a dispute of the invoice, starting the reason for such dispute, then all Milestone Events scheduled to occur during the preceding quarter shall be deemed complete, and payment shall be due and payable within thirty (30) Days of receipt of the emailed invoice.  For purposes of Exhibit F, a Milestone Event shall be deemed to have been completed by Contractor when all requirements associated with the particular Milestone Event shall have been completed in accordance with the provisions of the Contract.

(ii)           If Purchaser disputes only part of a Milestone Event, then Purchaser shall pay to the Contractor the amount corresponding to the undisputed portion of such Milestone Event.

The Parties agree to negotiate in good faith the settlement of the disputed portion and the agreed upon amount shall be paid by Purchaser after such settlement.  No dispute with respect to the payment of any amount under this Contract shall relieve the disputing Party of its obligation to pay all other amounts due and owing under this Contract.  The Parties agree that in no event shall there be a dispute about a calendar payment, and that a dispute over a Milestone Event payment shall not relieve Purchaser of its obligation to make subsequent payments.

(C)           The Parties agree that a portion of the total Price as set forth in Article 4 amount to one hundred forty six million eight hundred thirty one thousand five hundred thirty Euros (146,831,530 Euros) shall be invoiced in Euros and paid by Purchaser to Contractor in US Dollars based on the fixed EUR/USD exchange rate of 1 Euro = US Dollar 1.2940.  This amount will not be subject to increase or decrease due to changes in exchange rates between he Euro and the US Dollar.  The payment schedule for this amount payable in US Dollars is as set forth in Exhibit F.  All other payments set forth in the Contract will be invoiced by and paid to Contractor in Euros.

(D)          Contractor may, from time to time, submit an invoice requesting partial payment for a partially completed Milestone Event.  If Purchaser, in Purchaser’s reasonable judgment, determines such partial payment to be appropriate under the circumstances, then Purchaser shall make such partial payment, and the remainder of the Milestone Event payment shall be paid at such time as the Milestone Event is completed.

(E)           In the event that Contractor achieves any Milestone Event in advance of the scheduled achievement date provided for in Exhibit F and provided that the cumulative amount of payments shall not exceed the schedule set forth in Exhibit F, then subject to Purchaser’s agreement, the contractor shall be entitled to invoice the Purchaser for such achieved Milestone Event.  Purchaser shall pay for any such Milestone Event, subject to having received the required supporting documentation.

In the case where the Contractor would achieve Schedule Saving in the frame of the implementation of Early Delivery ED2 scenario, the Contractor shall be entitled to invoice the Purchaser for Early Delivery Incentives.  In this specific case, payments may exceed the cumulative amount of payments set forth in Exhibit F.

(F)           Unless otherwise agreed in writing by the Party entitled to payment, all transfers of funds in accordance with this Contract from one Party to the other Party shall be sent to the receiving Party by wire transfer of immediately available funds to the following bank accounts:

Thales Alenia Space France

For payments in Euros:

Thales Alenia Space France

Société Générale Toulouse

Address: Innopole Voie 8 — BP 500 — 31316 Labège Cedex, France

Swift Code: [*]

Account no. [*]

For payments in US Dollars:

Thales Alenia Space France

ABN AMRO BANK

New York Branch

Address:  55 East 52 Street, New York, New York 10055, U.S.A.

Swift Code: [*]

Routing Number: [*]

Account no. [*]

Globalstar, Inc.

For payments in US Dollars:

Union Bank of California

Address: 350 California Street, 10th Floor, San Francisco, CA 94104, U.S.A.

Routing Number: [*]

Account n° [*]

or such other account as the relevant Party may specify from time to time in writing.

Any payment due by Purchaser shall be deemed to have been made when the Contractor’s bank account has been credited of the amount of such payment.

If any payment would otherwise be due under this Contract on any day that is not a Business Day, such payment shall be due on the succeeding Business Day.

(G)           Payments required to be made by either Party to this Contract and not received within the due date plus ten (10) Days shall bear interest at the Interest Rate for each Day from the tenth (10th) Day following the due date until the date of actual payment.  Such interest due pursuant to this Article 7(G) will be included in the next quarterly invoice.  In the event the Contractor elects to draw from the Escrow Account as set forth in Article 22(B), then the provisions of this Article 7(G) shall not apply.

(H)          The Contractor shall send one (1) copy of each invoice to Purchaser by email to [*] with confirming email to [*].

The Contractor may request status of payment by calling [*] in Accounts Payable at [*].

The address reference to be put on the invoice is:

Globalstar, Inc.

461 South Milpitas Boulevard

Milpitas, California 95035, U.S.A.

The Contractor may send one (1) hard copy of each invoice to Purchaser at address referenced above to the attention of [*].

(I)            All payments due and payable under the Contract shall be secured by an Escrow Account which Purchaser shall cause to be funded directly or by NEWCO in accordance with the Escrow Agreement.  Except if otherwise agreed between the Parties, the amount in the Escrow Account shall at any time be equal to the aggregate amount of payments due for the two (2) following quarters as identified in Exhibit F.  The funding of such Escrow Account shall be of an initial amount of forty million (40,000,000) Euros.

In the event that NEWCO is a party to the Escrow Agreemetn, Purchaser shall be obligated to cause NEWCO duly to perform all of its obligations under the Escrow Agreement.  To the extent (if any) NEWCO does not have sufficient funds duly to perform its obligations under the Escrow Agreement, Purchaser shall be obligated to: lend such funds to NEWCO as a contribution to its capital.

The Parties may mutually agree to replace the Escrow Agreement with some other form of security.  In addition, upon request by Purchaser and provided Purchaser has made consistent timely payments as required, Contractor may determine if continued Escrow Agreement or security may be revisited.

1.7                               Article 9.  Title and Risk of Loss Paragraph (A) and (B) are replaced by the following wording:

(A)          Subject to the provisions of this Contract:

(i)            title to and risk of loss for a Spacecraft and propellant on board such Spacecraft shall pass from Contractor to Purchaser upon Intentional Ignition, except as provided in Articles 9(C) and 9(E).

(ii)           risk of loss for DSSs shall pass from Contractor to Purcahser upon Delivery to the place set forth in Article 6.  Title to DSS shall pass from Contractor to Purchaser upon Final Acceptance thereof.

(iii)          risk of loss and title to for the Satellite OBPE Software shall pass from Contractor to Purchaser upon Delivery to the place set forth in Article 6.

(iv)          risk of loss and title to for the Satellite Mass Simulator shall pass from Contractor to Purchaser upon Delivery to the place set forth in Article 6.

Any loss or damage to such items prior to Purchaser’s assumption of risk of loss shall be at Contractor’s risk, unless such loss or damage is caused by the negligent acts or omissions or willful misconduct of Purchaser.

(B)           Title to Spacecraft, propellant on board the Spacecraft, Satellite OBEP Software, DSSs and Satellite Mass Simulator shall pass to Purchaser free and clear of any claims, liens, encumbrances and security interests of any nature.  Contractor shall not grant to third parties any lien, encumbrance or security interest of any nature on Spacecraft, propellant on board the Spacecraft, Satellite OBPE Software, DSSs and Satellite Mass Simulator.

1.8                               Table (B) of Article 18.  Liquidated Damages for Late Delivery is replaced by the following:

Satellites completed PSR	Date of PSR (Regular)
TOTAL: 7 Satellites (FM 2, 3, 4, 5, 6, 7, 8)	Oct 26, 2009

TOTAL: 13 Satellites (FM 9, 10, 11, 12, 13, 14)	Dec 11, 2009

TOTAL: 19 Satellites (FM 15, 16, 17, 18, 19, 20)	Jan 22, 2010

TOTAL: 24 Satellites (FM 21, 22, 23, 24, 25)	Feb 26, 2010

TOTAL: 31 Satellites (FM 26, 27, 28, 29, 30, 31, 32)	May 25, 2012

TOTAL: 37 Satellites (FM 33, 34, 35, 36, 37, 38)	Nov 21, 2012

TOTAL: 43 Satellites (FM 39, 40, 41, 42, 43, 44)	May 20, 2013

TOTAL: 48 Satellites (FM 45, 46, 47, 48, PFM1)	Sept. 17, 2013

For the avoidance of doubt a Batch shall be comprised of 6 Spacecraft independently of FM numbers specified in the above table.

For the avoidance of doubt, the PSR ED2 Objective dates as per Early Delivery ED2 Scope of Work shall not be taken into account for the calculation of Liquidated Damages for Late Delivery as per Article 18.

1.9                               Article 26 “Early Delivery Incentives Payment” is added with following wording:

In the frame of Early Delivery ED2 Scope of Work implementation Purchaser and Contractor agree that, in case schedule saving is totally or partially achieved, Early Delivery Incentives shall be paid by Purchaser to Contractor according to the following process:

For each Batch, the Contractor shall be entitled to earn [*] of the Early Delivery Incentives based on PSR ED2 Schedule Saving and [*] of the Early Delivery Incentives based on Launch ED2 Schedule Saving.

The amount of Early Delivery Incentives payable to the Contractor shall be calculated on a Prorata Temporis basis taking into account the actual number of Days of PSR ED2 Schedule Saving and Launch ED2 Schedule Saving divided by the PSR Schedule Saving Days for [*] Incentives as identified in the Table below for each Batch.

This Early Delivery Incentives amount shall be paid within 30 Days after reception of the Purchaser of the corresponding invoice from the Contractor.

The amount of PSR ED2 Early Delivery Incentives to be paid by the Purchaser shall not exceed [*] per Batch.

The amount of Launch ED2 Early Delivery Incentives to be paid by the Purchaser shall not exceed [*] per Batch.

(A) Table PSR ED2 Early Delivery Incentives

	Required Delivery Dates For Regular Schedule as per Article 18(B)	PSR ED2 Objective Dates	PSR Schedule Saving Days For 100% Incentives	Max Incentives Amount (in Euro)
Batch 1 FM2 to FM7*	Oct 13, 2009	Sept 03, 2009	40	[*]
Batch 2 FM8 to FM13*	Dec 04, 2009	Oct 13, 2009	52	[*]
Batch 3 FM14 to FM19*	Jan 15, 2010	Nov 24, 2009	52	[*]
Batch 4 FM20 to FM25*	Feb 26, 2010	Jan 15, 2010	42	[*]

(*) For the avoidance of doubt a Batch shall be comprised of 6 Spacecraft independently of FM numbers specified in the above table.

(B) Table Launch ED2 Early Delivery Incentives

	Nominal Scheduled Launch Dates	Launch ED2 Objective Dates	Launch Schedule Saving Days for 100% Incentives	Max Incentives amount (in Euro)
Batch 1 FM2 to FM7*	Dec 22, 2009	Nov 12, 2009	40	[*]
Batch 2 FM8 to FM13*	Feb 04, 2010	Dec 14, 2009	52	[*]
Batch 3 FM14 to FM19*	March 15, 2010	Jan 29, 2010	45	[*]
Batch 4 FM20 to FM25*	April 26, 2010	March 17, 2010	40	[*]

(*) For the avoidance of doubt a Batch shall be comprised of 6 Spacecraft independently of FM numbers specified in the above table.

1.10        Article 34.  General Provisions is augmented as follows:

(G)           Purchaser agrees to give to Contractor access to its financial information and to provide to Contractor an update, via teleconference call as frequently as requested by

Contractor, of measures implemented or anticipated to secure full financing of the constellation.

1.11                        Exhibit F is replaced by the new Exhibit F as attached to this Amendment No. 4.

1.12        All of the terms, covenants and conditions of the Contract as may already have been amended shall remain in full force and effect except to the extent the same have been expressly amended or modified by the terms of this Amendment No. 4.

1.13        All capitalized terms not otherwise defined in this Amendment No. 4 shall have the meanings for such terms as set forth in the Contract.

Execution

In witness whereof, the Parties have duly executed this Contract.

Globalstar, Inc.		Thales Alenia Space France

By:	/s/ Anthony J. Navarra	By:	/s/ Olivier Badard

Name:	Anthony J. Navarra	Name:	Olivier Badard

Title:	President, Global Operations	Title:	SVP Sales & Marketing

Date:	17 July 2008	Date:	16 July 2008

EXHIBIT F

[*]